Exhibit 99.1

CONTACT

Norma I. Salcido

Director, Marketing and Communications

FiberNet Telecom Group, Inc.

(212) 405-6200

norma.salcido@ftgx.com

FiberNet Reports Third Quarter 2008 Results

Third Quarter of 2008 Revenues Increase 19.3% and EBITDA Increases 40.1% Over Comparable Period in 2007

NEW YORK – October 30, 2008 – FiberNet Telecom Group, Inc. (NASDAQ: FTGX), a leading provider of complex interconnection services, today announced its results for the third quarter ended September 30, 2008.

Revenues for the third quarter of 2008 increased to $14.9 million, up 19.3% from $12.5 million for the third quarter of 2007 and up 3.5% from $14.4 million for the second quarter of 2008.

EBITDA (as defined) for the third quarter of 2008 was $3.0 million, up 40.1% from $2.1 million for the third quarter of 2007 and up 4.7% from $2.8 million for the second quarter of 2008.

FiberNet continued to achieve consistent revenue growth in its core product offerings of transport and colocation services. For the third quarter of 2008, revenues from transport and colocation services (excluding revenues from access management services) grew by 19.7% over the third quarter of 2007.

Transport services remained the most significant component of FiberNet’s revenues, accounting for 77.2% of the total revenues generated in the third quarter of 2008. On-net transport revenues were 45.8%, and off-net transport revenues were 31.4% of the total revenues.

Colocation services and access management services represented 22.0% and 0.8% of total revenue generated in the third quarter, respectively. Colocation revenues were the fastest growing area for the Company in the third quarter of 2008, increasing by 28.7% from the third quarter of 2007 and by 3.3% from the second quarter of 2008. Off-net transport revenues increased by 28.4% in the third quarter of 2008 from the third quarter of 2007 and by 1.8% from the second quarter of 2008.

FiberNet’s customer count also increased to 295 as of September 30, 2008, up from 247 at the end of the third quarter of 2007 and 284 at the end of the second quarter of 2008.

Jon A. DeLuca, President and CEO, stated, “We are proud of our third quarter results. The trends that we experienced in the second quarter of this year continued on into the third quarter. The performance of our colocation business remained strong, and we made good progress on our network initiatives. Once again, our company demonstrated its cash flow generating capabilities.”

Cost of services for the third quarter of 2008 was $7.7 million, compared to $6.5 million for the third quarter of 2007 and $7.4 million for the second quarter of 2008. These increases were due, in part, to increased off-net connectivity costs and increased occupancy costs from our colocation expansion projects.

Selling, general and administrative expenses for the third quarter of 2008 were $4.6 million, compared to $4.2 million in the third quarter of 2007 and $4.8 million in the second quarter of 2008. Included in the selling, general and administrative expenses for the second quarter of 2008 was a one-time, non-cash charge of $0.2 million for stock related expense.

The net loss applicable to common stockholders for the third quarter of 2008 was $(0.3) million, or $(0.04) per share, compared to $(0.9) million, or $(0.12) per share, for the third quarter of 2007. The net loss applicable to common stockholders for the second quarter of 2008 was $(0.7) million, or $(0.09) per share.

Capital expenditures for the third quarter of 2008 were $1.2 million, compared to $3.2 million in the second quarter of 2008 and $1.2 million in the third quarter of 2007. In the third quarter of 2008, $1.0 million of capital expenditures were made primarily for the implementation of customer specific orders and the implementation of network infrastructure to support new initiatives, and $0.2 million were invested in colocation expansion projects.

In 2008, the Company expects to invest approximately $3.5 million in capital expenditures for customer order activity, expansion of certain facilities, new product initiatives and an upgrade to certain information technology systems and key operating systems. The Company also expects to invest approximately $3.0 million to complete the two colocation expansion projects that it began last year. These include its new facility at 60 Hudson Street in New York City and its power upgrade at its facility at 165 Halsey Street in Newark, New Jersey. In 2007, the Company invested $0.9 million in these colocation projects. In addition, the Company intends to invest approximately $2.0 million for the national network expansion projects that it recently announced. These projects include capacity expansions to its metro networks in New York / New Jersey and Los Angeles, a capacity expansion to its metro Ethernet network and extending its network reach to the new markets of Chicago, Miami and San Francisco.

As of September 30, 2008, FiberNet had total assets of $68.5 million and total stockholders’ equity of $37.7 million. As of October 30, 2008, the Company had approximately 7.4 million shares of common stock outstanding, or 8.1 million shares of common stock outstanding on a fully-diluted basis, assuming the exercise of all outstanding options and warrants. Of the approximately 0.6 million outstanding options and warrants, 0.1 million are out-of-the-money as of October 30, 2008.

The Company presents the financial metric EBITDA (as defined) because it is utilized in the determination of the majority of the financial covenants in its credit agreement, and the metric is calculated in accordance with its credit agreement. As of September 30, 2008, FiberNet was in full compliance with all of the financial covenants in its credit agreement.

FiberNet Teleconference:

FiberNet will hold a teleconference today, Thursday, October 30, 2008, at 11:00 a.m. EDT. To participate in the teleconference please call: 800-329-9097 and enter pass code 42919492, and from outside the U.S. call 617-614-4929 and enter the pass code.

A replay of the teleconference will be available beginning Thursday, October 30, 2008 at 1:00 p.m. EDT through Thursday, November 13, 2008. To listen to the replay by phone, call 888-286-8010 and enter pass code 48684694, and from outside the U.S. call 617-801-6888 and enter the pass code.

About FiberNet Telecom Group, Inc.

FiberNet Telecom Group, Inc. owns and operates integrated interconnection facilities and diverse transport routes in the two gateway markets of New York/New Jersey and Los Angeles, designed to provide comprehensive broadband interconnectivity enabling the exchange of traffic over multiple networks. FiberNet’s customized connectivity infrastructure provides an advanced, high bandwidth, fiber-optic solution to support the demand for network capacity and to facilitate the interconnection of multiple carriers’ and customers’ networks. For additional information about FiberNet, visit the company’s website at www.ftgx.com.

Financial Information and Forward Looking Statements:

This partial discussion of the statements of financial condition and operations of the Company should be read in conjunction with the consolidated financial statements and related notes contained in the Company’s annual report on Form 10-K for the year ended December 31, 2007 as filed with the Securities and Exchange Commission on March 28, 2008.

Investors are cautioned that EBITDA (as defined) is not a financial measure under generally accepted accounting principles. EBITDA (as defined) is defined as net loss before income taxes, net interest expense, depreciation and amortization, stock related expense and other non-cash or non-recurring charges. The Company does not, nor does it suggest investors should, consider such a non-GAAP financial measure in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. EBITDA (as defined) should not be construed as an alternative to operating income or cash flows from operating activities, both of which are determined in accordance with GAAP, or as a measure of liquidity. Because it is not calculated under GAAP, FiberNet’s EBITDA (as defined) may not be comparable to similarly titled measures used by other companies. EBITDA (as defined) is commonly used in the communications industry and by financial analysts, and others who follow the industry, as a measure of operating performance. The Company believes that it is appropriate to present this financial measure because certain of the financial covenants in the Company’s credit agreement are based upon it.

Various remarks about the Company’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Such remarks are valid only as of today, and the Company disclaims any obligation to update this information. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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Reconciliation of Non-GAAP Financial Metric:

Consolidated Financial Data

(in thousands)

(unaudited)

Three Months Ended

	September 30, 2008	September 30, 2007	June 30, 2008
Calculation of EBITDA (as defined):
Net loss	$(306)	$(919)	$(667)

Plus:
Operating expenses:
Stock related expense for selling, general, and administrative matters	346	307	580
Depreciation and amortization	2,610	2,369	2,549

Interest expense, net	306	352	362

EBITDA (as defined)	$2,956	$2,109	$2,824

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except for per share amounts)

	Nine months ended September 30,
	2008	2007
Revenues	$42,870	$36,196
Operating expenses:
Cost of services (exclusive of items shown separately below)	21,992	18,654
Selling, general and administrative expense	13,830	12,515
Depreciation and amortization	7,598	7,007

Total operating expenses	43,420	38,176

Loss from operations	(550)	(1,980)
Loss on early extinguishment of debt	—	(1,146)
Interest income	87	177
Interest expense	(1,124)	(1,407)

Net loss	$(1,587)	$(4,356)

Net loss per share—basic and diluted	$(0.21)	$(0.59)
Weighted average common shares outstanding—basic and diluted	7,504	7,365

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except for per share amounts)

	Three months ended September 30,
	2008	2007
Revenues	$14,910	$12,501
Operating expenses:
Cost of services	7,708	6,490
Selling, general and administrative expense	4,592	4,210
Depreciation and amortization	2,610	2,369

Total operating expenses	14,910	13,069

Loss from operations	—	(568)
Interest income	18	63
Interest expense	(324)	(414)

Net loss	$(306)	$(919)

Net loss per share—basic and diluted	$(0.04)	$(0.12)
Weighted average common shares outstanding—basic and diluted	7,432	7,411

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$7,504	$8,220
Accounts receivable, net of allowance of $361	4,249	3,818
Prepaid expenses	637	612

Total current assets	12,390	12,650
Property, plant and equipment, net	52,871	54,921
Other Assets:
Deferred charges, net of accumulated amortization of $311 and $160	716	845
Goodwill	1,613	1,613
Other assets	930	883

Total other assets	3,259	3,341

TOTAL ASSETS	$68,520	$70,912

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,764	$3,553
Accrued expenses	6,099	7,227
Notes payable, current portion	1,575	700
Deferred revenues, current portion	1,233	1,282

Total current liabilities	12,671	12,762
Long-Term Liabilities:
Notes payable	12,075	13,300
Deferred revenue, long-term	3,454	3,351
Other-long-term liabilities	2,623	2,201

Total Long-Term Liabilities	18,152	18,852

Total Liabilities	30,823	31,614

	September 30, 2008	December 31, 2007
	(unaudited)
Stockholders’ Equity:
Common stock, $0.001 par value, 2,000,000,000 shares authorized and 7,409,079 and 7,554,309 shares issued and outstanding	7	8
Additional paid-in-capital	445,225	445,368
Deferred rent (warrants)	(1,256)	(1,386)
Accumulated deficit	(406,279)	(404,692)

Total stockholders’ equity	37,697	39,298

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$68,520	$70,912

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Nine months ended September 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(1,587)	$(4,356)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,598	7,007
Stock related expense	1,274	761
Deferred rent expense	130	130
Loss on early extinguishment of debt	—	1,146
Other non-cash items	148	364
Change in assets and liabilities:
Increase in accounts receivables	(431)	(231)
Increase in prepaid expenses	(25)	(9)
(Increase) decrease in other assets	(157)	52
Increase (decrease) in accounts payable	85	(1,017)
Increase in accrued expenses and other long-term liabilities	1,113	535
Increase (decrease) in deferred revenues	55	(705)

Cash provided by operating activities	8,203	3,677
Cash flows from investing activities:
Common stock repurchases	(3,031)	—
Capital expenditures	(5,516)	(2,774)

Cash used in investing activities	(8,547)	(2,774)
Cash flows from financing activities:
Proceeds from debt financings	—	14,000
Proceeds from warrant exercises	—	626
Repayment of debt financings	(350)	(14,160)
Payment of financing costs of debt financings	(22)	(1,067)

	Nine months ended September 30,
	2008	2007
Cash used in financing activities	(372)	(601)

Net increase (decrease) in cash and cash equivalents	(716)	302
Cash and cash equivalents at beginning of period	8,220	6,802

Cash and cash equivalents at end of period	$7,504	$7,104

Supplemental disclosures of cash flow information:
Interest paid	$1,223	$1,386